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                                  EXHIBIT 23


                        INDEPENDENT AUDITORS' CONSENT






The Board of Directors
Oxford Health Plans, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-92006 and 333-2464) on Form S-3 and the registration statements (Nos. 33-70908, 33-49738, 33-94242 and 333-988) on Form S-8 of Oxford Health Plans,
Inc. of our report dated February 23, 1998, except as to the last paragraph of note 15, which is as of March 30, 1998, relating to the consolidated balance sheets of Oxford Health Plans, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K/A of Oxford Health Plans, Inc.


                                                KPMG Peat Marwick LLP



Stamford, Connecticut
April 2, 1998